Exhibit 99.1

PHILIPPE J.C. GASTONE JOINS BOARD OF DIRECTORS OF
HUTTIG BUILDING PRODUCTS

ST. LOUIS, MO, June 30, 2005 -- Huttig Building Products, Inc. (NYSE: HBP) today announced that the Company's Board of Directors has appointed Philippe J.C. Gastone to the Board, expanding the number of Directors to ten. Mr. Gastone is a Senior Vice President of CEMEX (NYSE: CX), the world's third largest cement and building materials producer, where he has spent the previous five years managing corporate business development for the Americas and Europe. His responsibilities at CEMEX include identifying potential acquisition opportunities, performing target evaluations, leading negotiations, presenting results to the Executive Board and closing transactions. Mr. Gastone has led or participated in transactions for CEMEX with an overall value of nearly $10 billion dollars.

"We welcome Philippe Gastone to the Huttig Board," said Michael A. Lupo, President and Chief Executive Officer of Huttig. "His substantial experience will be an asset to our Board and management team as we continue to pursue our strategic objectives." Mr. Gastone is serving as a designee of The Rugby Group, Huttig's largest shareholder. The Rugby Group is a subsidiary of CEMEX.

Mr. Gastone, 50, received his undergraduate degree in Business Administration from École des Haute Études Commerciales (HEC), France. He earned his Masters in Business Administration at INSEAD, Fontainebleau, France. He has served in a number of significant leadership roles in industry and financial institutions, including the Boston Consulting Group (Paris and Madrid), the Union Bank of Switzerland (London) and Merrill Lynch (London and Paris). Mr. Gastone co-founded the Acquisitions Services Division of Booz Allen & Hamilton, which specialized in advising clients in external growth strategies and post-merger integration issues. He serves on the Advisory Committee of the GPIA at The New School of New York and is a member of the French American Foundation. He also currently serves as a member of the Board of Directors of Ceragenix .

About Huttig

Huttig Building Products, Inc., currently in its 120th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 46 distribution centers serving 47 states. The Company's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

CONTACT: Nancy Ahillen, Manager - Investor Relations, 314-216-2600, or Steven Anreder or Gary Fishman, both of Anreder & Company, 212-532-3232.